SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                       Date of Report: September 10, 1996
               Date of Earliest Event Reported: September 10, 1996






                               MK RAIL CORPORATION
                               -------------------
             (Exact name of registrant as specified in its charter)




                                    Delaware
                                    --------
                  State or Other Jurisdiction of Incorporation


      0-23802                                                  82-0461010
      -------                                                  ----------
Commission File Number                                       I.R.S. Employer
                                                            Identification No.












1200 Reedsdale Street, Pittsburgh, PA                            15233
- -------------------------------------                            -----
Address of principal executive offices                          Zip Code


       Registrant's telephone number, including area code: (412) 237-2250




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ITEM 5.  OTHER EVENTS

Note Cancellation Agreement

         On September 10, 1996, the Company repurchased for $34.6 million all of the debt of the Company owed to Morrison Knudsen Corporation, an Ohio corporation ("Morrison Knudsen"). The amount of the debt outstanding as of the date of repurchase, including accrued interest, was $57.3 million. This repurchase was effected pursuant to a Note Cancellation and Restructuring Agreement dated June 20, 1996 by and among the Company and Morrison Knudsen, as amended as of July 25, 1996 (the "Note Cancellation Agreement").

         The Company's obligation to complete the debt repurchase under the Note Cancellation Agreement was conditioned on its ability to sell its Mexican subsidiary, M.K. Gain S.A. de C.V. ("MK Gain"). The Company waived this condition and does not anticipate selling MK Gain at this time. The Company financed the repurchase of this debt through borrowings of $8 million under the term loan portion and the balance $26.6 million under the revolving credit portion of its bank credit facility as described below under "Amendment of Loan Agreement." The Company had previously applied the $3.7 million of net proceeds from the sale of the operating assets of its Alert Mfg. & Supply Co. subsidiary ("Alert") in July 1996 to partially repay then outstanding amounts under this credit facility.

Stockholders Agreement

         On June 25, 1996, Morrison Knudsen Corporation, a Delaware corporation ("MKC"), filed with the United States Bankruptcy Court for the District of Delaware a voluntary petition for relief pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). MKC owns all of the stock of Morrison Knudsen. Morrison Knudsen holds 11,149,000 shares of the outstanding Common Stock of the Company (representing approximately 63.5% of the Company's outstanding Common Stock). On August 26, 1996, the Bankruptcy Court approved the Plan of Reorganization submitted as a part of MKC's bankruptcy filing (the "MKC Plan of Reorganization"). On September 11, 1996, the MKC Plan of Reorganization is anticipated to become effective, and, as contemplated therein, MKC is to be merged into Washington Construction Inc. Under the MKC Plan of Reorganization, Morrison Knudsen will distribute all 11,149,000 shares of the outstanding Common Stock of the Company held by it to certain of its creditors and, in certain circumstances, to those of its existing stockholders who purchase a portion of the rights of its creditors. This distribution of the Company's Common Stock is expected to occur in October 1996.

         In anticipation of the bankruptcy filing, on June 20, 1996, the Company and Morrison Knudsen entered into a Stockholders Agreement. Under the Stockholders Agreement, which was amended by an amendment dated as of July 25, 1996, the Company agreed to provide registration rights to persons receiving stock of the Company as a part of the Plan of Reorganization of MKC and under which Morrison Knudsen agreed that the stock would be subject to certain standstill and voting provisions for a specified period. The standstill provisions generally prohibit the solicitation of proxies, initiation or inducement of tender offers, and other efforts to influence or control the management or policies of the Company. The voting provisions generally require that the stock will be voted in favor of the Company's nominees to its Board (which is to consist of at least seven members, of which a majority are to be outside directors). Under the Stockholders Agreement, "outside directors" are directors who (i) are not and have not been employed by Morrison Knudsen or the Company or their respective subsidiaries in an executive capacity

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within the  immediately  prior five years;  (ii) are not (and are not affiliated with a company or a firm that is) a significant advisor or consultant to the Company or its subsidiaries; (iii) are not affiliated with a significant customer or supplier of the Company or its subsidiaries; (iv) do not have significant personal services contract(s) with the Company or its subsidiaries;
(v) are not affiliated with a tax-exempt entity that receives significant contributions from the Company or its subsidiaries; and (vi) are not spouses, parents, siblings, or children of any person described by items (i) through (v).

         In general, the period during which the standstill and voting provisions are in effect will end on the earlier of the date two years after the date (the "Distribution Date") Morrison Knudsen distributes the stock in accordance with the MKC Plan of Reorganization, or the date on which Registrable Securities represent less than 15% of the Company's outstanding shares of common stock; provided, that if a Stockholders Meeting is required to be held (as described below), the time period during which the voting provisions are in effect will expire on the date of the meeting, if earlier than the second anniversary of the Distribution Date, and the time period during which the standstill provisions are in effect will expire 90 days before the meeting. The term "Registrable Securities" is generally defined to mean the stock of the Company held by Morrison Knudsen or its transferees, other than transferees receiving the stock in a registered public offering or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the Bankruptcy Code.

         Stock of the Company that is distributed as part of the MKC Plan of Reorganization will be subject to transfer restrictions under which transferees must agree to be bound by the provisions of the Stockholders Agreement, other than transferees receiving the stock in registered public offerings or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the U.S. Bankruptcy Code, in each case so long as the transferor does not know the specific identity of the transferee prior to the transfer and the transferee is not assigned any rights under the Stockholders Agreement. The Company has agreed to file a registration statement to register for resale the shares distributed to the persons receiving stock of the Company as a part of the MKC Plan of Reorganization. The Company expects to file this registration statement with the Securities and Exchange Commission (the "Commission") in September 1996 and to diligently seek to have the Commission declare the registration statement effective. However, the Company cannot offer any assurances as to when, or if, the Commission will declare the registration statement effective. Purchasers of the Company's shares from persons who sell such shares pursuant to an effective registration statement or in ordinary trading transactions will not be subject to the standstill provisions (so long as the seller of the shares does not know the specific identity of the purchaser prior to the sale and the transferee is not assigned any rights under the Stockholders Agreement).

Resignation of Robert S. Miller, Jr. as a Director of the Company

         On September 11, 1996, the anticipated effective date of both the MKC Plan of Reorganization and the merger of MKC into Washington Construction Inc., Robert S. Miller, Jr. will resign as a Vice Chairman and director of the Company. Mr. Miller has served as the Chairman of Morrison Knudsen and MKC since April 1995 and, following its reorganization and merger into Washington Construction Inc., is expected to serve as its Vice Chairman.

         Under the MKC Plan of Reorganization, Morrison Knudsen will distribute all 11,149,000 shares of the outstanding Common Stock of the Company held by it to certain of its creditors and, in certain circumstances, to those of its existing stockholders who purchase a portion of the rights of its creditors. In order to satisfy the requirements of the Stockholders Agreement, the vacancy on the Board created by

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Mr. Miller's resignation will be filled by the Company's Board of Directors with an outside director when a suitable candidate has been identified. See "Stockholders Agreement," above.

Amendment of Loan Agreement

         On September 10, 1996, the Company and its domestic subsidiaries entered into an Amended and Restated Loan and Security Agreement with
BankAmerica Business Credit, Inc. as lender and agent for other financial institutions ("BABC"), which amended and restated the $75 million Loan Agreement entered into among the parties on August 31, 1995, as previously amended on November 7, 1995, January 22, 1996, February 15, 1996, March 22, 1996 and April 24, 1996 (as amended and restated, the "Loan Agreement" or "Facility").

         Under the Loan Agreement, the Company may borrow up to $75 million, $8 million as term loans ("Term Loans"), which amount was fully advanced at closing, and up to $67 million as revolving loans ("Revolving Loans") to the extent of eligible accounts receivable, inventory and certain other assets. Borrowings under the Facility are secured by substantially all of the domestic inventory, accounts receivable, property, plant and equipment of the Company and its domestic subsidiaries.

         Unless the Company is eligible and elects to borrow under the Facility based on LIBOR rates, described below ("LIBOR Rate Loans"), Term Loans and Revolving Loans bear interest at a per annum rate equal to the "Base Rate" plus a specified percentage or margin based on the Company's debt-to-equity ratio (the "Applicable Margin"). The Base Rate is a fluctuating rate equal to the higher of BABC's announced reference rate for prime credits or 0.5% in excess of the Federal Funds Rate. The Applicable Margin ranges from 0.75% to 1.50% for Term Loans and from 1.00% to 1.50% for Revolving Loans. The initial Applicable Margin is 1.50% based on the Company's current debt-to-equity ratio of greater than 1.50 to 1.00. Commencing on the later of October 31, 1996 or the date the Company establishes a debt-to-equity ratio of less than 1.50 to 1.00, the Company may elect to convert its borrowings to LIBOR Rate Loans. LIBOR Rate Loans bear interest at a per annum rate equal to the LIBOR rate for a specified loan period plus a specified percentage or margin based on the Company's debt-to-equity ratio (the "Applicable LIBOR Margin"). The Applicable LIBOR Margin ranges from 2.50% to 3.00% for Term Loans and from 2.75% to 3.25% for Revolving Loans.

         Additionally, the Company pays a monthly fee of .25% per annum on the unused portion of the loan amount. The Loan Agreement also provides for a maximum of $10 million of letters of credit, of which approximately $4.5 million were outstanding at September 10, 1996. The Company pays a monthly fee of 1.5% per annum on the undrawn amount of outstanding letters of credit. The Loan Agreement provides certain restrictive covenants, including attaining a minimum consolidated tangible net worth, fixed charge coverage, limitations on capital expenditures, restrictions on the payment of dividends and other financial covenants.

         On September 10, 1996, the Company borrowed the full $8 million available under the Term Loan portion of the Facility and $28.7 million under the Revolving Loan portion of the Facility, principally to repurchase the Morrison Knudsen debt described above under "Note Cancellation Agreement." As of this date, approximately $18.8 million remained available for Revolving Loans based on the Company's currently eligible accounts receivable, inventory and other assets included in its borrowing base under the Facility.

Record Date for Annual Meeting of Stockholders

         The Executive Committee of the Board of Directors of the Company changed the record date for the Annual Meeting of Stockholders scheduled to be held on October 30, 1996 from September 13, 1996 to September 10, 1996.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of businesses acquired.      None

(b)      Pro forma financial information.      None

(c)      Exhibits.

10.1 Note Cancellation and Restructuring Agreement dated as of June 20, 1996, by and among MK Rail Corporation, Morrison Knudsen Corporation, a Delaware corporation, and Morrison Knudsen Corporation, an Ohio corporation (filed as an exhibit to the Company's Amendment No. 2 on Form 8-K dated July 3, 1996 and incorporated herein by reference).

10.2 Amendment dated as of July 25, 1996 to Note Cancellation and Restructuring Agreement by and among MK Rail Corporation, Morrison Knudsen Corporation, a Delaware corporation, and Morrison Knudsen Corporation, an Ohio corporation.

10.3 Stockholders Agreement dated as of June 20, 1996 between MK Rail Corporation and Morrison Knudsen Corporation (filed as an exhibit to the Company's Amendment No. 2 on Form 8-K dated July 3, 1996 and incorporated herein by reference).

10.4 Amendment dated as of July 25, 1996 to Stockholders Agreement between MK Rail Corporation and Morrison Knudsen Corporation.

10.5 Amended and Restated Loan and Security Agreement dated September 11, 1996, among the financial institutions named as lenders and BankAmerica Business Credit, Inc., as agent, and the Company, Motor Coils Manufacturing Co., MK Engine Systems Co., Inc., Clark Industries, Inc., Power Parts, Inc., Touchstone, Inc., Power Parts Sign Co. and Alert Mfg. & Supply Co.

99.1     Press release of the Company issued September 10, 1996.

99.2     Information sheet of the Company issued September 10, 1996.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act, of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                             MK RAIL CORPORATION
                                             -------------------
                                             (Registrant)


Dated: September 10, 1996                    By:  /s/  William D. Grab
                                                ----------------------
                                                 William D. Grab
                                                 Vice President, Controller and
                                                    Principal Accounting Officer




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